EXHIBIT 99.1

For Immediate Release

U-SWIRL, INC. REPORTS SECOND QUARTER OPERATING RESULTS

DURANGO, Colorado (October 13, 2015) – U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl” or “the Company”), parent of U-SWIRL International, Inc., through which it owns and franchises self-serve frozen yogurt cafés, today reported its operating results for the three and six months ended August 31, 2015, the second quarter and first half of fiscal year 2016 (“FY2016”).

SECOND QUARTER HIGHLIGHTS

●

Income from operations increased 710 percent to $759,913 in the three months ended August 31, 2015, versus $93,817 in the prior-year period, primarily due to the absence of $503,526 in restructuring and asset acquisition expenses that penalized earnings in the three months ended August 31, 2014; a 31 percent reduction in general and administrative expenses; and a $273,097 favorable change in the fair value of derivatives.

●	Revenue for the three months ended August 31, 2015 declined 17 percent to approximately $2.1 million, compared with approximately $2.5 million in the three months ended August 31, 2014.

●

The Company reported net income of $754,793, or $0.03 per basic and diluted share, in the three months ended August 31, 2015, versus net income of $86,678, or $0.00 per basic and diluted share, in the three months ended August 31, 2014.

●

Adjusted EBITDA, a non-GAAP measure defined later in this release, decreased 16.4 percent to $622,000 in the three months ended August 31, 2015, compared with Adjusted EBITDA of $744,000 in the three months ended August 31, 2014.

●

Same-store sales at franchised cafés decreased 5.8 percent, while same-store sales at company-owned cafés increased 3.4 percent, during the three months ended August 31, 2015, when compared with the prior-year period.

●

U-Swirl franchisees opened 4 self-serve frozen yogurt cafés in the three months ended August 31, 2015. As of August 31, 2015, the Company’s franchisees operated 235 cafés in the United States, international licensees operated 8 locations, and 9 company-owned cafés were in operation, for a total of 252 units in 38 states and 4 foreign countries.

LIQUIDITY AND FINANCIAL CONDITION

During the three months ended August 31, 2015 the Company continued to be in default of covenants within its loan agreement with its lender, Rocky Mountain Chocolate Factory, Inc. (“RMCF”). The loan covenants require the Company to maintain consolidated adjusted EBITDA of $1,804,000 for the most recent twelve months. For the twelve months ended August 31, 2015 the Company had reported $1,423,000 of adjusted EBITDA. In the event of default, RMCF may charge interest on all amounts due under the loan agreement with the Company at the default rate of 15% per annum, accelerate payment of all amounts due under the Loan Agreement, and foreclose on its security interest. At August 31, 2015 the conversion of the loan into preferred stock as settlement of the obligation would result in approximately 66% more preferred shares issued when compared to the amount issuable if the Company was compliant with the loan covenants.

During the three months ended August 31, 2015 the Company continued discussions with RMCF regarding the event of default. The loan matures in January 2016. RMCF has expressed its intent to exercise any option available to it, as the lender, as a result of the event of default.

The Company had negative working capital at August 31, 2015 as a result of the loan agreement. Because of this, there is substantial doubt about its ability to continue as a going concern. The Company’s continued existence will depend on its future performance and the actions of RMCF concerning the loan agreement. We do not have a strategy that we believe will cause us to become compliant with the covenants of the note between now and the maturity date. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SECOND QUARTER OPERATING RESULTS

In the three months ended August 31, 2015, net sales at Company-owned frozen yogurt cafés declined 16 percent to $1,097,384, compared with $1,305,268 in the three months ended August 31, 2014. The decrease was primarily due to the closure or sale of certain Company-owned locations in the prior fiscal year. There were 9 Company-owned cafés operating during the first six months of FY2016, compared with 13 at the beginning of the prior year, a decrease of 31 percent. Café operating costs approximated 70 percent of net sales revenue in the second quarter of FY2016, compared with approximately 73 percent in the second quarter of FY2015.

Franchise royalties and fees decreased 18 percent to $973,735 in the second quarter of FY2016, versus $1,186,655 in the second quarter of FY2015. Franchise fee income decreased from $92,250 in the second quarter of last year to $51,000 in the most recent quarter. Royalty income declined from $780,244 in the second quarter of FY2015 to $690,362 in the second quarter of FY2016, reflecting a 15 percent decrease in the number of franchised cafés in operation (from 287 to 243) during all or part of the respective FY2015 and FY2016 periods, along with a 5.8 percent reduction in same-store sales. Product rebate income decreased to $114,851 in the second quarter of FY2016, versus $166,375 in the second quarter of FY2015. Marketing fees declined to $117,522 in the most recent quarter, compared with $147,786 in the year-earlier quarter.

Total revenue decreased 17 percent to approximately $2.1 million in the second quarter of FY2016, versus approximately $2.5 million in the second quarter of FY2015.

Franchise development costs increased to $190,777 in the second quarter of FY2016, compared with $107,165 in the year-earlier quarter of FY2015 as a result of restructuring activities in the prior year and a focus on franchise support activities.

Marketing and advertising expenses declined to $123,785 in the second quarter of FY2016, versus $162,769 in the second quarter of FY2015, as result of a decrease in the number of units in operation, a decrease in same-store sales and associated decreases in marketing fee revenue.

General and administrative expenses were reduced by 31 percent to $365,706 in the second quarter of FY2016, from $533,154 in the second quarter of FY2015, reflecting restructuring activities undertaken in FY2015 and the associated reduction in G&A expense.

Restructuring and asset acquisition expenses of $503,526 were recorded in the second quarter of FY2015, whereas no asset acquisition expenses were incurred in the second quarter of FY2016. Non-cash derivative fair value adjustments benefited operating income by $337,685 in the second quarter of FY2016, compared with a benefit of $64,588 in the second quarter of FY2015.

The Company reported operating income of $759,913 in the most recent quarter, for an increase of 710 percent when compared with operating income of $93,817 in the second quarter of FY2015. The increase in operating income was primarily the result of non-recurring restructuring expenses in the prior fiscal year and a favorable fair value adjustment on the Company’s convertible debt.

The Company reported net income of $754,793, or $0.03 per basic and diluted share, for the second quarter of FY2016, which was an increase of 771 percent relative to the year-earlier second quarter, versus net income of $86,678, or $0.00 per basic and diluted share, in the second quarter of FY2015.

Adjusted EBITDA, a non-GAAP measure defined later in this release, approximated $622,000 in the three months ended August 31, 2015, versus Adjusted EBITDA of $744,000 in the three months ended August 31, 2014.

SIX-MONTH OPERATING RESULTS

For the six months ended August 31, 2015, net sales at Company-owned frozen yogurt cafés declined 24 percent to $2,128,341, compared with $2,783,456 in the first half of FY2015. Café operating costs approximated 71 percent of net sales revenue in the first half of FY2016, compared with approximately 71 percent in the first half of FY2015.

Franchise royalties and fees decreased 7 percent to $2,051,153 in the six months ended August 31, 2015, versus $2,209,546 in the prior-year period. Franchise fee income increased from $104,250 in the six months ended August 31, 2014 to $228,500 in the six months ended August 31, 2015. Royalty income declined from $1,486,794 in the six months ended August 31, 2014 to $1,284,213 during the six months ended August 31, 2015, reflecting a decrease in the number of franchised cafés in operation during all or part of the respective FY2015 and FY2016 periods, along with a 7.1 percent reduction in same-store sales. Product rebate income decreased to $299,840 in the six months ended August 31, 2015, versus $337,083 in the six months ended August 31, 2014. Marketing fees totaled $238,600 in the six months ended August 31, 2015, compared with $281,419 in the corresponding period of the previous fiscal year.

Total revenue decreased 16 percent to approximately $4.2 million in the six months ended August 31, 2015, versus approximately $5.0 million a year earlier.

Franchise development costs increased to $398,654 in the six months ended August 31, 2015, compared with $223,521 in the year-earlier period. Marketing and advertising expenses of $252,176 in the six months ended August 31, 2015 compared with $311,499 in the prior-year period. General and administrative expenses declined to $922,084 in the six months ended August 31, 2015, versus $1,187,506 in the six months ended August 31, 2014.

Restructuring and asset acquisition expenses decreased by $628,077 in the six months ended August 31, 2015 due to certain expenses being incurred related to management changes during the prior fiscal year, the impairment of certain assets during the six months ended August 31, 2014, and costs associated with acquisitions completed in January and February 2014. Non-cash derivative fair value adjustments benefited operating income by $423,297 in the six months ended August 31, 2015, compared with a benefit of $240,791 in the six months ended August 31, 2014.

The Company reported operating income of $1,109,941 in the six months ended August 31, 2015, an increase of 135 percent when compared with operating income of $473,229 in the six months ended August 31, 2014.

The Company reported pretax income of $1,099,812 in the six months ended August 31, 2015, an increase of 137 percent relative to $463,241 in the six months ended August 31, 2014. No income taxes were accrued in the six months ended August 31, 2014, whereas $65,675 in income taxes were recorded in the six months ended August 31, 2015. This resulted in net income of $1,034,137, or $0.05 per basic and diluted share, for the six months ended August 31, 2015, versus net income of $463,241, or $0.02 per basic and $0.01 per diluted share, in the six months ended August 31, 2014.

Adjusted EBITDA, a non-GAAP measure defined later in this release, approximated $1,188,000 in the six months ended August 31, 2015, versus Adjusted EBITDA of $1,381,000 in the six months ended August 31, 2014.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, acquisition-related costs and fair value adjustments to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the non-GAAP financial measure presented provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods and non-cash charges. The Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., the parent company of U-Swirl, Inc, is headquartered in Durango, Colorado. It is an international franchisor of gourmet retail chocolate stores and self-serve frozen yogurt cafés, and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of August 31, 2015, RMCF and its franchisees, licensees and subsidiary (U-Swirl, Inc.) operated 596 stores and cafés in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. Rocky Mountain Chocolate Factory, Inc.’s common stock is listed on The Nasdaq Global Market under the symbol "RMCF." Additional information is available on the Internet at www.rmcf.com.

About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following brand names: U-SWIRL Frozen Yogurt, CherryBerry, Yogurtini, Fuzzy Peach, Aspen Leaf Yogurt, Yogli Mogli, Let’s Yo! and Josie’s Frozen Yogurt. The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet. Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer’s individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc., primarily in exchange for certain warrants/options, notes payable, and a controlling ownership interest in the Company.

U-Swirl, Inc. is headquartered in Durango, Colorado, and its common stock trades on the OTCQB under the symbol “SWRL.” As of August 31, 2015, the Company and its franchisees operated 252 self-serve frozen yogurt cafés in 38 states and 4 foreign countries.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Please Contact

U-Swirl, Inc. (970) 375-5679

or via email at info@u-swirl.com

(Financial Information Follows)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	August 31, 2015	August 31, 2015
Franchise Stores	4	235
Company-Owned Stores	0	9
International License Stores	0	8
Total	4	252

SELECTED BALANCE SHEET DATA

(in thousands)

	August 31, 2015	February 28, 2015

Current Assets	$3,937	$2,844
Total Assets	$13,167	$12,662
Current Liabilities	$10,012	$10,298
Stockholder's Equity	$2,559	$1,426

INTERIM UNAUDITED

STATEMENTS OF INCOME

(in thousands, except per share data and percentages)

	Three Months Ended August 31,		Three Months Ended August 31,
	2015	2014	2015	2014
Revenues
Franchise, royalty and marketing fees	974	1,187	47.0%	47.6%
Retail sales	1,097	1,305	53.0%	52.4%
Total Revenues	2,071	2,492	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	320	482	15.5%	19.3%
Labor and related expenses	258	283	12.5%	11.4%
Occupancy and related expenses	190	184	9.2%	7.4%
Franchise development	191	108	9.2%	4.3%
Marketing and advertising	124	162	6.0%	6.5%
General and administrative	366	534	17.7%	21.4%
Depreciation and amortization	199	207	9.6%	8.3%
Restructuring and acquisition related charges	-	504	0.0%	20.2%
Fair Value Adjustment	(337)	(65)	-16.3%	-2.6%
Total Costs and Expenses	1,311	2,399	63.3%	96.3%

Income (loss) from operations	760	93	36.7%	3.7%

Other income (expense)
Interest expense	(8)	(10)	-0.4%	-0.4%
Interest income	3	3	0.1%	0.1%
Other, net	(5)	(7)	-0.2%	-0.3%

Income (loss) before income taxes	755	86	36.5%	3.5%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	755	86	36.5%	3.5%

Basic and Diluted Earnings (Loss) Share	$0.03	$-
Diluted Earnings (Loss) Per Common Share	$0.03	$-

Weighted Average Common Shares Outstanding, Basic and Diluted	22,673,482	22,093,262
Dilutive Effect of Employee Stock Options	-	1,453,078
Weighted Average Common Shares Outstanding, Assuming Dilution	22,673,482	23,546,340

INTERIM UNAUDITED

STATEMENTS OF INCOME

(in thousands, except per share data and percentages)

	Six Months Ended August 31,		Six Months Ended August 31,
	2015	2014	2015	2014
Revenues
Franchise, royalty and marketing fees	2,051	2,210	49.1%	44.3%
Retail sales	2,128	2,783	50.9%	55.7%
Total Revenues	4,179	4,993	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	626	960	15.0%	19.2%
Labor and related expenses	509	611	12.2%	12.2%
Occupancy and related expenses	382	406	9.1%	8.1%
Franchise development	399	224	9.5%	4.5%
Marketing and advertising	252	311	6.0%	6.2%
General and administrative	922	1,188	22.1%	23.8%
Depreciation and amortization	402	433	9.6%	8.7%
Restructuring and acquisition related charges	-	628	0.0%	12.6%
Fair Value Adjustment	(423)	(241)	-10.1%	-4.8%
Total Costs and Expenses	3,069	4,520	73.4%	90.5%

Income (loss) from operations	1,110	473	26.6%	9.5%

Other income (expense)
Interest expense	(16)	(13)	-0.4%	-0.3%
Interest income	6	3	0.1%	0.1%
Other, net	(10)	(10)	-0.2%	-0.2%

Income (loss) before income taxes	1,100	463	26.3%	9.3%

Provision for income taxes	66	-	1.6%	0.0%

Net income (loss)	1,034	463	24.7%	9.3%

Basic and Diluted Earnings (Loss) Per Common Share	$0.05	$0.02
Diluted Earnings (Loss) Per Common Share	$0.05	$0.01

Weighted Average Common Shares Outstanding, Basic and Diluted	22,669,678	21,353,965
Dilutive Effect of Employee Stock Options	4,063	2,073,472
Weighted Average Common Shares Outstanding, Assuming Dilution	22,673,741	23,427,437

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Three Months Ended August 31,		Change	% Change
	2015	2014
GAAP: Income from Operations	$760	$93	$667	717.2%
Depreciation and Amortization	199	207
Equity Compensation Expense	-	5
Impairment and Restructuring	-	504
Fair Value Adjustment	(337)	(65)
Non-GAAP, adjusted EBITDA	$622	$744	$(122)	-16.4%

	Six Months Ended August 31,		Change	% Change
	2015	2014
GAAP: Income from Operations	$1,110	$473	637	134.7%
Depreciation and Amortization	402	433
Equity Compensation Expense	99	88
Impairment and Restructuring	-	628
Fair Value Adjustment	(423)	(241)
Non-GAAP, adjusted EBITDA	$1,188	$1,381	(193)	-14.0%